Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2005, accompanying the financial statements and schedules of WorldSpace, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Amendment No. 9 to the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vienna, Virginia

August 3, 2005